UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                                (Rule 13d-102)

                             Information Statement
                       Pursuant to Rules 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)


                              Ingram Micro Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                     Class A Common Stock, par value $0.01
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  457153 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)





















                               Page 1 of 71 Pages
                            Exhibit Index on Page 64

CUSIP NO. 457153 10 4                 13G                           Page 2 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Martha R. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X}

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  2,150,818
Person With
                              6.   SHARED VOTING POWER

                                   66,514,137

                              7.   SOLE DISPOSITIVE POWER

                                   2,150,818

                              8.   SHARED DISPOSITIVE POWER

                                   66,514,137

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,664,955

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     47.6%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP NO. 457153 10 4                 13G                           Page 3 of 71


1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

      Orrin H. Ingram, II

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  3,181,213
Person With
                              6.   SHARED VOTING POWER

                                   51,071,290

                              7.   SOLE DISPOSITIVE POWER

                                   3,181,213

                              8.   SHARED DISPOSITIVE POWER

                                   51,071,290

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     54,252,503

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     41.8%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP NO. 457153 10 4                 13G                           Page 4 of 71



1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     John R. Ingram

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  1,925,196
Person With
                              6.   SHARED VOTING POWER

                                   62,564,290

                              7.   SOLE DISPOSITIVE POWER

                                   1,925,196

                              8.   SHARED DISPOSITIVE POWER

                                   62,564,290

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     64,489,486

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     46.0%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP NO. 457153 10 4                 13G                           Page 5 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     David B. Ingram


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  2,500,921
Person With
                              6.   SHARED VOTING POWER

                                   51,071,290

                              7.   SOLE DISPOSITIVE POWER

                                   2,500,921

                              8.   SHARED DISPOSITIVE POWER

                                   51,071,290

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     53,572,211

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     41.5%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP NO. 457153 10 4                 13G                           Page 6 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Robin B. Ingram Patton


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  322,077
Person With
                              6.   SHARED VOTING POWER

                                   50,964,836

                              7.   SOLE DISPOSITIVE POWER

                                   322,077

                              8.   SHARED DISPOSITIVE POWER

                                   50,964,836

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     51,286,913

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     40.4%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP NO. 457153 10 4                 13G                           Page 7 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     QTIP Marital Trust Created Under the E. Bronson Ingram
     Revocable Trust Agreement Dated January 4, 1995

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                             (a) [ ]

                             (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  49,099,259
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   49,099,259

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     49,099,259

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     39.3%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                           Page 8 of 71



1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  814,817
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   814,817

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     814,817

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                           Page 9 of 71



1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Martha and Bronson Ingram Foundation


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  106,454
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   106,454

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     106,454

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 10 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     E. Bronson Ingram 1994 Charitable Lead Annuity Trust


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee

Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  1,865,577
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   1,865,577

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,865,577

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.4%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 11 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Ingram Charitable Fund, Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  11,493,000
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   11,493,000

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,493,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     15.2%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 12 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for Orrin Henry Ingram, II, Under Agreement with E.
     Bronson Ingram Dated October 27, 1967


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  -0-
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   -0-

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 13 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for Orrin Henry Ingram, II, Under Agreement with E.
     Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  -0-
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   -0-

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 14 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for Orrin Henry Ingram, II, Under Agreement with Hortense
     B. Ingram Dated December 22, 1975

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a)[ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  75,916
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   75,916

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,916

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 15 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b)[X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  71,007
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   71,007

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 16 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Carolina


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  6,892
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   6,892

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 17 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The Orrin H. Ingram Annuity Trust 1999

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  -0-
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   -0-

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 18 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The Orrin and Sara Ingram Family 1997 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  35,000
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   35,000

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     35,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 19 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  347,387
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   347,387

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    347,387

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 20 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  926,365
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   926,365

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     926,365

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.2%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 21 of 71



1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  75,916
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   75,916

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,916

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 22 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The John R. Ingram Irrevocable Trust Dated July 9, 1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  71,007
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   71,007

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,007

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 23 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Carolina


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  6,892
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   6,892

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 24 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The John and Stephanie Ingram Family 1996 Generation Skipping Trust

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  31,497
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   31,497

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     31,497

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 25 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The John Rivers Ingram Annuity Trust 1999

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  -0-
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   -0-

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 26 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The John Rivers Ingram Annuity Trust 2000

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  900,000
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   900,000

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     900,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.2%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 27 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  652,313
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   652,313

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     652,313

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 28 of 71



1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  1,739,921
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   1,739,921

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,739,921

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.2%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 29 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for David B. Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  142,586
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   142,586

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     142,586

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 30 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The David B. Ingram Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                             (a) [ ]

                             (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  133,365
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   133,365

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     133,365

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 31 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for the Benefit of David B. Ingram Established by Martha
     R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Carolina


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  12,945
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   12,945

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,945

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 32 of 71


1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

     David and Sarah Ingram Family 1996 Generation Skipping Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  59,157
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   59,157

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     59,157

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 33 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The David Bronson Ingram Annuity Trust 1999

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  -0-
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   -0-

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 34 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The David Bronson Ingram Annuity Trust No. 2 1999

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  -0-
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   -0-

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 35 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The David Bronson Ingram Annuity Trust No. 3 1999

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  244,408
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   244,408

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     244,408

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%

12.  TYPE OF REPORTING PERSON

      OO

CUSIP NO. 457153 10 4                 13G                          Page 36 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The David Bronson Ingram Annuity Trust 2000

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Tennessee


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  500,000
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   500,000

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     500,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.7%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 37 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  426,365
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   426,365

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     426,365

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.6%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 38 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  1,352,729
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   1,352,729

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,352,729

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.8%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 39 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for Robin Bigelow Ingram, Under Agreement with Hortense
     B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  75,926
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   75,926

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     75,926

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 40 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Minnesota


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  71,007
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   71,007

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 41 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Trust for the Benefit of Robin B. Ingram Established by Martha
     R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     South Carolina


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  6,892
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   6,892

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,892

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 42 of 71



1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Wilson Rivers Patton/Minor's Trust Established by Richard Patton Under Agreement of Trust Dated December 27, 1994

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Georgia


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  2,608
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   2,608

                              8.   SHARED DISPOSITIVE POWER

                                   -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 43 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Reid Ingram Patton/Minor's Trust Established by Robin Ingram Patton Under Agreement of Trust Dated December 19, 1997

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Georgia


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  2,608
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   2,608

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 44 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     Crawford Bronson Patton/Minor's Trust Established by Robin
     Ingram Patton Under Agreement Dated December 19, 1997

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [x]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Georgia


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  2,608
Person With
                              6.   SHARED VOTING POWER

                                   -0-

                              7.   SOLE DISPOSITIVE POWER

                                   2,608

                              8.   SHARED DISPOSITIVE POWER

                                   -0-


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,608

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP NO. 457153 10 4                 13G                          Page 45 of 71


1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO.

     SunTrust Bank, Atlanta

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                              (a) [ ]

                              (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Georgia


Number of Shares              5.   SOLE VOTING POWER
Beneficially Owned
by Each Reporting                  378,168
Person With
                              6.   SHARED VOTING POWER

                                   6,950,741

                              7.   SOLE DISPOSITIVE POWER

                                   378,168

                              8.   SHARED DISPOSITIVE POWER

                                   6,950,741

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,328,909

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.8%

12.  TYPE OF REPORTING PERSON

     BK

CUSIP NO. 457153 10 4                 13G                          Page 46 of 71


Item 1(a). Name of Issuer:

      Ingram Micro Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

      1600 E. St. Andrew Place
      Santa Ana, CA 92705

Item 2(a). Name of Persons Filing:

           Martha R. Ingram

           Orrin H. Ingram, II

           John R. Ingram

           David B. Ingram

           Robin B. Ingram Patton

           QTIP Marital Trust Created Under the E. Bronson Ingram
           Revocable Trust Agreement Dated January 4, 1995 ("QTIP
           Trust")

           E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust ("Charitable Remainder")

           Martha and Bronson Ingram Foundation ("Foundation")

           E. Bronson Ingram 1994 Charitable Lead Annuity Trust
           ("Charitable Lead")

           Ingram Charitable Fund, Inc. ("Charitable Fund")

           Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("OHI '67 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("OHI '68 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975 ("OHI '75
           Trust")

CUSIP NO. 457153 10 4                 13G                          Page 47 of 71


           The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 ("OHI '92 Trust")

           Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally
           Dated April 30, 1982, as Amended ("OHI '82 Trust")

           The Orrin H. Ingram Annuity Trust 1999 ("OHI '99 Trust")

           The Orrin and Sara Ingram Family 1997 Generation Skipping Trust ("OSI Family '97 Trust")

           Trust for John Rivers Ingram, Under Agreement with E.
           Bronson Ingram Dated October 27, 1967 ("JRI '67 Trust")

           Trust for John Rivers Ingram, Under Agreement with E.
           Bronson Ingram Dated June 14, 1968 ("JRI '68 Trust")

           Trust for John Rivers Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975 ("JRI '75
           Trust")

           The John R. Ingram Irrevocable Trust Dated July 9, 1992 ("JRI '92 Trust")

           Trust for the Benefit of John R. Ingram Established by
           Martha R. Rivers Under Agreement of Trust Originally
           Dated April 30, 1982, as Amended ("JRI '82 Trust")

           The John and Stephanie Ingram Family 1996 Generation
           Skipping Trust (" JRI Family Trust")

           The John Rivers Ingram Annuity Trust 1999
           ("JRI '99 Trust")

           The John Rivers Ingram Annuity Trust 2000
           ("JRI '00 Trust")

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated October 27, 1967 ("DBI '67 Trust")

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated June 14, 1968 ("DBI '68 Trust")

CUSIP NO. 457153 10 4                 13G                          Page 48 of 71


           Trust for David B. Ingram, Under Agreement with Hortense
           E. Ingram Dated December 22, 1975 ("DBI '75 Trust")

           The David B. Ingram Irrevocable Trust Dated July 9, 1992 ("DBI '92 Trust")

           Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally
           Dated April 30, 1982, as Amended ("DBI '82 Trust")

           David and Sarah Ingram Family 1996 Generation Skipping
           Trust ("DBI Family Trust")

           The David Bronson Ingram Annuity Trust 1999 ("DBI '99
           Trust")

           The David Bronson Ingram Annuity Trust No.2 1999("DBI No.
           2 '99 Trust")

           The David Bronson Ingram Annuity Trust No. 3 1999 ("DBI No. 3 '99 Trust")


           The David Bronson Ingram Annuity Trust 2000 ("DBI '00
           Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("RBI '67 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("RBI '68 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975 ("RBI '75
           Trust")

           The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992 ("RBI '92 Trust")

           Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally
           Dated April 30, 1982, as Amended ("RBI '82 Trust ")

           Wilson Rivers Patton/Minor's Trust ("WRP Trust")

           Reid Ingram Patton/Minor's Trust ("RIP Trust")

CUSIP NO. 457153 10 4                 13G                          Page 49 of 71



           Crawford Bronson Patton/Minor's Trust ("CBP Trust")

           SunTrust Bank, Atlanta ("SunTrust")

           In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None,
           Residence:

           The business address of each of Martha R. Ingram, Orrin
           H. Ingram and John R. Ingram, II is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road,
           Nashville, TN 37205.

           The business address of David B. Ingram is c/o Ingram
           Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN
           37089.

           The address of Robin B. Ingram Patton is c/o Ingram
           Industries Inc., One Belle Meade Place, 4400 Harding
           Road, Nashville, TN 37205.

           The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade Place,
           4400 Harding Road, Nashville, TN 37205.

           The address of Charitable Remainder is c/o Martha R.
           Ingram, Ingram Industries Inc., One Belle Meade Place,
           4400 Harding Road, Nashville, TN 37205.

CUSIP NO. 457153 10 4                 13G                          Page 50 of 71


           The address of Charitable Fund is c/o Martha R. Ingram, Ingram Industries Inc., One Belle Meade Place, 4400
           Harding Road, Nashville, TN  37205.


           The address of each of OHI '67 Trust, OHI '68
           Trust,  OHI '75 Trust, JRI '67 Trust, JRI '68
           Trust, JRI '75 Trust, DBI '67 Trust, DBI '68
           Trust, DBI '75 Trust, RBI '67 Trust, RBI '68
           Trust, RBI '75 Trust, WRP Trust, RIP Trust and CBP Trust is c/o SunTrust Bank, Atlanta,
           Attn: Thomas A. Shanks, Jr., Trust Company
           Tower, 25 Park Place, 2nd Floor, Atlanta, GA
           30303.

           The address of each of OHI '92 Trust, OHI '82 Trust, OHI '99 Trust, OSI Family '97 Trust, JRI '92 Trust, JRI '82 Trust, JRI '99 Trust, JRI '00 Trust, JRI Family Trust, DBI '92 Trust, DBI '82 Trust, RBI '92 Trust, RBI '82 Trust and JRI Family Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205.

           The address of DBI Family Trust, DBI '99 Trust, DBI No. 2 '99 Trust, DBI No. 3 '99 Trust and DBI '00 Trust is c/o Thomas H. Lunn, Ingram Entertainment Inc., 2 Ingram
           Boulevard, La Vergne, TN 37089.

           The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303.

Item 2(c). Citizenship:

           Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d). Title of Class of Securities:

           Class A Common Stock, par value $0.01 per share

CUSIP NO. 457153 10 4                 13G                          Page 51 of 71


Item 2(e). CUSIP Number:

           457153 10 4

Item 3. Type of Reporting Person:

           N/A

Item 4. Ownership:

           (a), (b) and (c)

           The entities named in Exhibit 1 (excluding SunTrust) (the "Shareholders") and the Company have entered into or agreed to be bound by a Board Representation Agreement (as Amended, the "Agreement") dated as of November 6, 1996. Except as described in footnote (14) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and certain trustees of certain Shareholders are filing this Schedule 13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 2000, there were outstanding 75,772,522 shares of Class A Common Stock and 70,409,806 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter.

CUSIP NO. 457153 10 4                 13G                          Page 52 of 71


           Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. The table below indicates the beneficial ownership of Class A Common Stock as of December 31, 2000 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, certain securities convertible into, or exchangeable for, shares of Class A Common Stock, may be deemed to be shares of Class A Common Stock for purposes of determining beneficial ownership. See footnote (2) below. Also indicated is the percentage of Common Equity (as defined below) owned by each of the persons filing this statement. All shares are Class B Common Stock, except as noted:

                                             % Class A
                        Beneficial         Common Stock         % Common
                       Ownership at             at             Equity at
                      12/31/00(1)(2)        12/31/00(2)       12/31/00(3)
-------------------------------------------------------------------------
Martha R. Ingram     68,664,955(4)(5)          47.6%             47.0%
Orrin H. Ingram, II  54,252,503(5)(6)          41.8%             37.1%
John R. Ingram       64,489,486(5)(7)          46.0%             44.1%
David B. Ingram      53,572,211(8)             41.5%             36.6%
Robin B. Ingram      51,286,913(5)(9)          40.4%             35.1%
Patton
QTIP Trust           49,099,259                39.3%             33.6%
Charitable              814,817                 1.1%              0.6%
Remainder
Foundation              106,454(10)             0.1%              0.1%
Charitable Lead       1,865,577                 2.4%              1.3%
Charitable Fund      11,493,000(11)            15.2%              7.9%
OHI '67 Trust                 0                 0.0%              0.0%
OHI '68 Trust                 0                 0.0%              0.0%




CUSIP NO. 457153 10 4                 13G                          Page 53 of 71

                                             % Class A
                        Beneficial         Common Stock         % Common
                       Ownership at             at             Equity at
                      12/31/00(1)(2)        12/31/00(2)       12/31/00(3)
-------------------------------------------------------------------------
OHI '75 Trust            75,916                 0.1%              0.1%
OHI '92 Trust            71,007                 0.1%              0.0%
OHI '82 Trust             6,892                 0.0%              0.0%
OHI '99 Trust                 0                 0.0%              0.0%
OSI Family '97 Trust     35,000                 0.0%              0.0%
JRI '67 Trust           347,387(12)             0.5%              0.2%
JRI '68 Trust           926,365(13)             1.2%              0.6%
JRI '75 Trust            75,916                 0.1%              0.1%
JRI '92 Trust            71,007                 0.1%              0.0%
JRI '82 Trust             6,892                 0.0%              0.0%
JRI Family Trust         31,497                 0.0%              0.0%
JRI '99 Trust                 0                 0.0%              0.0%
JRI '00 Trust           900,000                 1.2%              0.6%
DBI '67 Trust           652,313                 0.9%              0.4%
DBI '68 Trust         1,739,921                 2.2%              1.2%
DBI '75 Trust           142,586                 0.2%              0.1%
DBI '92 Trust           133,365                 0.2%              0.1%
DBI '82 Trust            12,945                 0.0%              0.0%
DBI Family Trust         59,157                 0.1%              0.0%
DBI '99 Trust                 0                 0.0%              0.0%
DBI No. 2 '99                 0                 0.0%              0.0%
Trust
DBI No. 3 '99 Trust     244,408                 0.3%              0.2%




CUSIP NO. 457153 10 4                 13G                          Page 54 of 71

                                             % Class A
                        Beneficial         Common Stock         % Common
                       Ownership at             at             Equity at
                      12/31/00(1)(2)        12/31/00(2)       12/31/00(3)
-------------------------------------------------------------------------
DBI '00 Trust           500,000                 0.7%              0.3%
RBI '67 Trust           926,365                 1.2%              0.6%
RBI '68 Trust         1,852,729                 2.4%              1.3%
RBI '75 Trust            75,926                 0.1%              0.1%
RBI '92 Trust            71,007                 0.1%              0.0%
RBI '82 Trust             6,892                 0.0%              0.0%
WRP Trust                 2,608                 0.0%              0.0%
RIP Trust                 2,608                 0.0%              0.0%
CBP Trust                 2,608                 0.0%              0.0%
SunTrust              7,328,909(14)             8.8%              5.0%


(1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

(2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. For purposes of calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

(3) "Common Equity" means the Class A Common Stock and the Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

(4) Includes 1,316,002 shares of Class B Common Stock and options exercisable for 19,999 shares of Class A Common Stock held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha R. Ingram acts as trustee. Also includes the shares

CUSIP NO. 457153 10 4                 13G                          Page 55 of 71


     held by QTIP Trust, Foundation, Charitable Fund, OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

(5) Excludes 231,000 shares of Class A Common Stock held by Ingram Industries Inc. ("Ingram Industries"). Each of Martha R. Ingram, Orrin H. Ingram, II, John R. Ingram and Robin B. Ingram Patton are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

(6) Includes 3,124,423 shares of Class B Common Stock, 22,022 shares of Class A Common Stock and options exercisable for 34,768 shares of Class A Common Stock held by Orrin H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead and OHI '99 Trust, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

(7) Includes 963,439 shares of Class B Common Stock and options exercisable for 61,757 shares of Class A Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead, Charitable Fund, JRI '99 Trust and JRI '00 Trust, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

(8) Includes 1,661,513 shares of Class B Common Stock and 95,000 shares of Class A Common Stock. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead, DBI '99 Trust, DBI No. 2 '99 Trust, DBI No. 3 '99 Trust and DBI '00 Trust, with respect to which David B. Ingram acts as a trustee and shares voting and dispositive power. Excludes 2,089 shares of Class A Common Stock held by Ingram Entertainment Inc. David B. Ingram is a principal stockholder of Ingram Entertainment Inc., and may be deemed to be the beneficial owner of the shares held by Ingram Entertainment Inc.

(9)  Includes 133,682 shares of Class B Common Stock and 188,395 shares of
     Class A Common Stock held by Robin B. Ingram Patton. Also includes the shares held by QTIP Trust and Charitable Lead, with respect to which Robin
     B. Ingram Patton acts as a trustee and shares voting and dispositive power.

CUSIP NO. 457153 10 4                 13G                          Page 56 of 71




(10) Represents shares of Class A Common Stock.

(11) Represents shares of Class A Common Stock.

(12) Includes 500,000 shares of Class A Common Stock.

(13) Includes 500,000 shares of Class A Common Stock.

(14) Includes the shares held by OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, OHI '82 Trust, OHI '92 Trust, OSI Family '97 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, JRI Family Trust, JRI '82 Trust, JRI '92 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, DBI '82 Trust, DBI '92 Trust, DBI Family Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust, RBI '82 Trust and RBI '92 Trust, WRP Trust, RIP Trust and CBP Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power.

     All shares described below are not subject to the Agreement:

     Excludes 29,700 shares of Class A Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates shared voting and dispositive power with respect to 1,000 of these shares. SunTrust Banks, Inc. and its affiliates held an additional 28,700 shares of Class A Common Stock, which are also excluded in the table above, in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Equity it held.

Item 5. Ownership of Five Percent or Less of a Class:

     N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

     N/A

CUSIP NO. 457153 10 4                 13G                          Page 57 of 71

Item 8. Identification and Classification of Members of the Group:

       See Exhibit 1

CUSIP NO. 457153 10 4                 13G                          Page 58 of 71

Item 9. Notice of Dissolution of Group:

     N/A

Item 10. Certification:

     N/A


                           -------------------------

CUSIP NO. 457153 10 4                 13G                          Page 59 of 71


                                   SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001


                              LILY YAN AREVALO


                              For each of:


                              Martha R. Ingram

                              Orrin H. Ingram, II

                              John R. Ingram

                              David B. Ingram

                              Robin B. Ingram Patton

                              Martha R. Ingram, Orrin H. Ingram, II, John
                              R. Ingram, David B. Ingram and Robin B.
                              Ingram Patton as co-trustees for the QTIP
                              MARITAL TRUST CREATED UNDER THE E. BRONSON
                              INGRAM REVOCABLE TRUST AGREEMENT DATED
                              JANUARY 4, 1995

                              Martha R. Ingram as trustee for the E.
                              BRONSON INGRAM 1995 CHARITABLE REMAINDER 5%
                              UNITRUST

                              Orrin H. Ingram, John R. Ingram, David B.
                              Ingram and Robin B. Ingram Patton as
                              co-trustees for the MARTHA AND BRONSON INGRAM FOUNDATION

CUSIP NO. 457153 10 4                 13G                          Page 60 of 71



                              Orrin H. Ingram, John R. Ingram, David B.
                              Ingram and Robin B. Ingram Patton as
                              co-trustees for the E. BRONSON INGRAM 1994
                              CHARITABLE LEAD ANNUITY TRUST

                              Martha R. Ingram and John R. Ingram as
                              co-trustees for the INGRAM CHARITABLE FUND, INC.

                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR ORRIN HENRY INGRAM, II, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED OCTOBER 27, 1967

                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR ORRIN HENRY INGRAM, II, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED JUNE 14, 1968

                              SunTrust Bank, Atlanta as trustee for the TRUST FOR ORRIN HENRY INGRAM, II, UNDER AGREEMENT WITH HORTENSE B. INGRAM DATED DECEMBER 22, 1975

                              SunTrust Bank, Atlanta as trustee for THE
                              ORRIN H. INGRAM IRREVOCABLE TRUST DATED JULY
                              9, 1992

CUSIP NO. 457153 10 4                 13G                          Page 61 of 71


                              SunTrust Bank, Atlanta as trustee for the TRUST FOR THE BENEFIT OF ORRIN H. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                              Orrin H. Ingram, as Trusteee for the ORRIN H. INGRAM ANNUITY TRUST 1999

                              ORRIN AND SARA INGRAM FAMILY 1997
                              GENERATION SKIPPING TRUST

                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR JOHN RIVERS INGRAM, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED OCTOBER 27, 1967

                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR JOHN RIVERS INGRAM, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED JUNE 14, 1968

                              SunTrust Bank, Atlanta as trustee for the TRUST FOR JOHN RIVERS INGRAM, UNDER AGREEMENT WITH HORTENSE B. INGRAM DATED DECEMBER 22, 1975

                              SunTrust Bank, Atlanta as co-trustee for THE JOHN
                              R. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

                              SunTrust Bank, Atlanta as co-trustee of the TRUST FOR THE BENEFIT OF JOHN R. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                              William S. Jones as trustee for THE JOHN AND
                              STEPHANIE INGRAM FAMILY 1996 GENERATION SKIPPING TRUST

                              John R. Ingram, as Trustee for THE JOHN RIVERS INGRAM ANNUITY TRUST 1999

                              John R. Ingram, as Trustee for THE JOHN RIVERS INGRAM ANNUITY TRUST 2000

CUSIP NO. 457153 10 4                 13G                          Page 62 of 71


                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR DAVID B. INGRAM, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED OCTOBER 27, 1967

                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR DAVID B. INGRAM, UNDER AGREEMENT WITH E. BRONSON DATED JUNE 14, 1968

                              SunTrust Bank, Atlanta as trustee for the TRUST FOR DAVID B. INGRAM, UNDER AGREEMENT WITH HORTENSE B. INGRAM DATED DECEMBER 22, 1975

                              SunTrust Bank, Atlanta as trustee for THE DAVID
                              B. INGRAM IRREVOCABLE TRUST DATED JULY 9, 1992

                              SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF DAVID B. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                              Thomas H. Lunn as trustee for the DAVID AND SARAH INGRAM FAMILY 1996 GENERATION SKIPPING TRUST

                              David B. Ingram as trustee for THE DAVID BRONSON INGRAM ANNUITY TRUST 1999

                              David B. Ingram as trustee for THE DAVID BRONSON INGRAM ANNUITY TRUST NO. 2 1999


                              David B. Ingram as trustee for THE DAVID BRONSON INGRAM ANNUITY TRUST NO. 3 1999

                              David B. Ingram as trustee for THE DAVID BRONSON INGRAM ANNUITY TRUST 2000

                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR ROBIN BIGELOW INGRAM, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED OCTOBER 27, 1967

CUSIP NO. 457153 10 4                 13G                          Page 63 of 71


                              SunTrust Bank, Atlanta and Martha R. Ingram as co-trustees for the TRUST FOR ROBIN BIGELOW INGRAM, UNDER AGREEMENT WITH E. BRONSON INGRAM DATED JUNE 14, 1968

                              SunTrust Bank, Atlanta as trustee for the TRUST FOR ROBIN BIGELOW INGRAM, UNDER AGREEMENT WITH HORTENSE B. INGRAM DATED DECEMBER 22, 1975

                              SunTrust Bank, Atlanta as co-trustee for THE
                              ROBIN INGRAM PATTON IRREVOCABLE TRUST DATED JULY 9, 1992

                              SunTrust Bank, Atlanta as co-trustee for the TRUST FOR THE BENEFIT OF ROBIN B. INGRAM ESTABLISHED BY MARTHA R. RIVERS UNDER AGREEMENT OF TRUST ORIGINALLY DATED APRIL 30, 1982, AS AMENDED

                              SunTrust Bank, Atlanta as trustee for the WILSON RIVERS PATTON/MINOR'S TRUST ESTABLISHED BY RICHARD C. PATTON UNDER AGREEMENT OF TRUST DATED DECEMBER 27, 1994

                              SunTrust Bank, Atlanta as trustee for the REID INGRAM PATTON/MINOR'S TRUST ESTABLISHED BY ROBIN INGRAM PATTON UNDER AGREEMENT DATED DECEMBER 19, 1997

                              SunTrust Bank, Atlanta as trustee for the CRAWFORD BRONSON PATTON/MINOR'S TRUST ESTABLISHED BY ROBIN INGRAM PATTON UNDER AGREEMENT DATED DECEMBER 19, 1997


                              SUNTRUST BANK, ATLANTA


                              /s/Lily Yan Arevalo
                              -------------------------------------
                              Name: Lily Yan Arevalo
                              Title: Attorney-in-Fact

CUSIP NO. 457153 10 4                 13G                          Page 64 of 71


                                 Exhibit Index


   Exhibit                                                     Page
-------------                                                 ------
     1.          Names of Reporting Persons                     65

     2.          Power of Attorney for The John Rivers          68
                 Ingram Annuity Trust 2000

     3.          Power of Attorney for The David Bronson        70
                 Ingram Annuity Trust 2000

     4.          Powers of Attorney for all other filers
                 (incorporated by reference to Exhibit 2
                 to Schedule 13G Amendment Nos. 1 and 2
                 filed on February 17, 1998 and February
                 9, 1999, and Exhibits 2, 3, 4 and 5 to
                 Schedule 13G Amendment No. 3 filed on
                 February 14, 2000)

